EXHIBIT 4.14

                          CONVERSION OF DEBT AGREEMENT



THIS CONVERSION OF DEBT AGREEMENT is dated as of December 27, 2001 and is entered into between:


TRINITY MEDICAL GROUP USA, INC. ("TMGUSA"), a Florida Corporation, having a place of business at 30021 Tomas, Suite 300, Rancho Santa Margarita, CA 92688 U.S.A.; and


TRINITY ASSETS COMPANY LIMITED ("TAC"), a company incorporated in Thailand, having a place of business at 425/129 Soi Sirijulsawek, Silom Road, Bangkok 10500, Thailand.


WITNESSETH:


WHEREAS, TMGUSA and TAC entered into the Sublicense and Supply Agreement dated as of August 4, 2000 (the "Sublicense and Supply Agreement") and as Supplemented August 5, 2000.


WHEREAS, TMGUSA and TAC hereby enter into this Conversion of Debt Agreement dated as of December 27, 2001 (the "Conversion of Debt Agreement" or "Agreement").


NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1.  DEFINITION AND INTERPRETATION


Unless otherwise specified in this Agreement, terms used in this Agreement shall have the same meanings as provided in the License Agreement between TMG and The Immune Response Corporation dated September 15, 1995 or in the Sublicense and Supply Agreement between TMGUSA and TAC dated August 4, 2000 or its Supplement dated August 5, 2000.

ARTICLE 2.  TERMS AND CONDITIONS OF SETTLEMENT

2.1     Outstanding Balance as of November 30, 2001

        Both parties to this Agreement confirm that after examination of invoices submitted to TMGUSA by TAC and Trinity Medical Group, Ltd.
        (TMG), a subsidiary of TAC, and after examination of payments made by TMGUSA to TAC and TMG, the outstanding balance of amounts owed by TMGUSA to TMG and TAC as of November 30, 2001 is US $289,298.83 and US $1,454,550.00, respectively.

2.2     Amount of Shares to be Issued and Restrictions
        -----------------------------------------------

        2.2.1 The parties agree that TMGUSA shall issue 1,000,000 shares of its common stock, par value US $.001, to satisfy all or a portion of the amounts owed and referenced in Article 2.1, and that the Securities issued shall contain a restrictive legend substantially similar to that presented in Exhibit A to this Agreement.

        2.2.2 TAC understands that the Securities have not been registered under the Securities and Exchange Act in reliance upon an exemption therefrom for non-public or limited offerings. TAC understands that the Securities must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Act or an exemption from such registration is available at that time.

2.3     Conversion Price per Share
        --------------------------

        The Conversion Price per Share shall be equal to the average closing price of TMGUSA's common stock for the five business days preceding the date that the parties hereby execute this Agreement, which is equal to $1.34 per share.

2.4     Order of Payment
        ----------------

        The parties agree that all amounts owed and outstanding to TMG as of November 30, 2001 shall be first satisfied through the issuance of the Securities; then, all or a portion of amounts owed and outstanding to TAC as of November 30, 2001 shall be satisfied through the issuance of the remaining Securities.

ARTICLE 3.  MISCELLANEOUS

3.1     Notices
        --------

        Any consent, notice or report required or permitted to be given or made under the Agreement by a party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail or internationally-recognized courier) air mail or internationally-recognized courier, postage prepaid (where applicable), addressed to the other party at its address indicated furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

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

         If to TMGUSA:                 Trinity Medical Group USA, Inc.
                                       30021 Tomas, Suite 300
                                       Rancho Santa Margarita, CA 92688
                                       U. S. A.

                                       Attention:   Mr. Gary E. Wilson, CPA
                                                    Chief Financial Officer

         If to TAC:                    Trinity Assets Company Limited
                                       425/l29 Soi Sirijulsawek
                                       Silom Road
                                       Bangkok 10500, Thailand

                                       Attention:   Mr. Inthanom Churdboonchart
                                                    Director

3.2     Applicable Law
        ---------------

        This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida.

3.3     Entire Agreement
        -----------------

        The Agreement between TMGUSA and TAC, together with their respective exhibits, contain the entire understanding of the parties with respect to the subject matter hereof; all express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

3.4     Headings
        ---------

        The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections of this Agreement.

3.5     Waiver
        -------

        The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

For and on behalf of
TRINITY MEDICAL GROUP USA, INC.

By:

/s/ Vina Churdboonchart                           /s/ James S. Namnath
=========================================         =========================================
Vina Churdboonchart, President                    James S. Namnath, Chief Executive Officer



                                                  /s/ Gary E. Wilson
                                                  =========================================
                                                  Gary E. Wilson, Chief Financial Officer



For and on behalf of
TRINITY ASSETS COMPANY LIMITED

By:

/s/ Inthanom Churdboonchart                       /s/ Orranart Churdboonchart
=========================================         =========================================
Inthanom Churdboonchart                           Orranart Churdboonchart
Title: Director                                   Title: Director



                                   EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED AND MAY NOT BE TRANSFERRED UNLESS (A) THE SHAREHOLDER WISHING TO TRANSFER SUCH SECURITIES PROVIDES AN OPINION OF COUNSEL REASONABLY CONCURRED IN BY COUNSEL FOR TRINITY MEDICAL GROUP USA, INC. (THE "COMPANY") STATING THAT THE PROPOSED TRANSFER OF THE COMPANY'S SECURITIES IS EXEMPT FROM THE REGISTRATION PROVISIONS OF ALL APPLICABLE FEDERAL AND STATE LAWS; OR (B) SAID SECURITIES HAVE BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED.

THE PURCHASER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AGREES TO RESELL SUCH SECURITIES ONLY IN ACCORDANCE WITH REGULATION S, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION; AND AGREES NOT TO ENGAGE IN HEDGING TRANSACTIONS WITH REGARD TO SUCH SECURITIES UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.